Exhibit 2.1

ASSET PURCHASE AGREEMENT
AMONG
SUNPOWER CORPORATION
and
ENPHASE ENERGY, INC.

June 12, 2018

TABLE OF CONTENTS
ARTICLE I ASSET PURCHASE    1
1.1    Purchase and Sale of Assets; Assumption of Specified Liabilities.    1
1.2    Purchase Price and Related Matters    2
1.3    The Closing        3
1.4    Consents to Assignment    5
1.5    Further Assurances    5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER    5
2.1    Organization, Qualification and Corporate Power    6
2.2    Authority        6
2.3    Noncontravention    6
2.4    Title to Acquired Assets    7
2.5    Condition and Sufficiency of Acquired Assets    7
2.6    Intentionally Omitted    7
2.7    Absence of Certain Changes    7
2.8    Undisclosed Liabilities    8
2.9    Tax Matters        8
2.10    Owned Real Property    10
2.11    Leased Real Property    10
2.12    Intellectual Property    10
2.13    Privacy and Data Security    14
2.14    Designated Contracts.    15
2.15    Employment Matters.    16
2.16    Employee Benefits    16
2.17    Litigation        16
2.18    Compliance with Laws    16
2.19    Permits        17
2.20    Export Controls        17
2.21    Anti-Corruption        17
2.22    Business Relationships with Affiliates    18
2.23    Brokers’ Fees        18
2.24    Intentionally Omitted    18
2.25    Warranties        18
2.26    Customers and Suppliers    18
2.27    Seller Status        19
2.28    No General Solicitation    19
2.29    Purchase Entirely for Own Account    19
2.30    Restricted Securities    19
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER    20
3.1    Organization, Qualification and Corporate Power    20

i

3.2    Authority        20
3.3    Noncontravention    20
3.4    Brokers’ Fees        21
3.5    Litigation        21
3.6    Capitalization; Issuance of Closing Shares    21
3.7    SEC Reports        22
3.8    Financial Statements    22
3.9    Material Changes; Undisclosed Events, Liabilities or Developments    22
3.10    Internal Controls        23
3.11    Compliance with NASDAQ Continued Listing Requirements    23
ARTICLE IV PRE-CLOSING COVENANTS    23
4.1    Closing Efforts        23
4.2    Operation of Business    24
4.3    Access; Financial Information.    25
4.4    Exclusivity        26
4.5    HSR Act Matters        27
ARTICLE V CONDITIONS TO CLOSING    28
5.1    Conditions to Obligations of the Buyer    28
5.2    Conditions to Obligations of the Seller    29
ARTICLE VI INDEMNIFICATION    30
6.1    Indemnification by the Seller    31
6.2    Indemnification by the Buyer    31
6.3    Claims for Indemnification    31
6.4    Survival        33
6.5    Certain Limitations and Other Terms    33
6.6    Treatment of Indemnification Payments    35
ARTICLE VII TAX MATTERS    34
7.1    Responsibility for Certain Taxes    34
7.2    Cooperation on Tax Matters; Tax Proceedings    35
ARTICLE VIII TERMINATION    36
8.1    Termination of Agreement    36
8.2    Effect of Termination    37
ARTICLE IX INTENTIONALLY OMITTED    36
ARTICLE X OTHER POST-CLOSING COVENANTS    37

10.1    Proprietary Information    37
10.2    Retention of Records    38
10.3    Employees        38
10.4    Insurance        39
10.5    Noncompetition        39
ARTICLE XI DEFINITIONS        39
ARTICLE XII MISCELLANEOUS    51
12.1    Press Releases and Announcements    51
12.2    No Third Party Beneficiaries    51
12.3    Action to be Taken by Affiliates    51
12.4    Entire Agreement    51
12.5    Succession and Assignment    51
12.6    Notices        52
12.7    Amendments and Waivers    52
12.8    Severability        53
12.9    Expenses        53
12.10    Specific Performance    53
12.11    Governing Law        53
12.12    Submission to Jurisdiction    53
12.13    Construction        54
12.14    WAIVER OF JURY TRIAL    54
12.15    Incorporation of Exhibits and Schedules    54
12.16    Counterparts        54

SCHEDULES AND EXHIBITS
Disclosure Schedule
Schedules:
Schedule 1.1(a)    Specified Acquired Assets
Schedule 1.1(b)    Specified Excluded Assets
Schedule 1.1(c)    Specified Assumed Liabilities
Schedule 1.1(d)    Specified Excluded Liabilities
Schedule 3.3(b)    Buyer Consents
Schedule 5.1(h)    Seller Required Third Party Consents and Governmental Filings
Schedule 5.2(h)    Buyer Required Third Party Consents and Governmental Filings

Exhibits:
Exhibit A    –    Form of Bill of Sale and Assumption Agreement
Exhibit B    –    Form of Intellectual Property Assignment
Exhibit C    –    Form of Stockholder Agreement
Exhibit D    –    Form of Master Supply Agreement

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of June 12, 2018, by and between SunPower Corporation, a Delaware corporation (the “Seller”), and Enphase Energy, Inc., a Delaware corporation (the “Buyer”). The Seller and the Buyer are referred to collectively as the “Parties” and each as a “Party.”
INTRODUCTION
1.    The Seller owns the Acquired Assets and is engaged in the Business.
2.    The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Acquired Assets upon the terms and subject to the conditions of this Agreement.
3.    Capitalized terms used in this Agreement shall have the meanings given to them in ARTICLE XI.
In consideration of the agreements, representations, warranties and covenants in this Agreement and other good and valuable consideration, the receipt of which is acknowledged, the Parties agree as follows:
ARTICLE I
ASSET PURCHASE
1.1    Purchase and Sale of Assets; Assumption of Specified Liabilities.
(a)    Transfer of Assets. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller and its Affiliates, all of the Seller’s (or any of its Affiliates’) right, title and interest in and to the following assets, properties and rights of the Seller of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located (collectively, the “Acquired Assets”):
(i)    all Seller Intellectual Property set forth in Schedule 1.1(a)(i);
(ii)    all computers, equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and tooling and other tangible personal property and all Third Party warranties and guarantees, if any, express or implied for the foregoing, primarily used in the Business, including as set forth in Schedule 1.1(a)(ii);
(iii)    the Assigned Contracts, if any, as set forth in Schedule 1.1(a)(iii);

(iv)    all technical information, Trade Secrets, technology, know-how, specifications, designs, drawings and processes and quality control data, and other confidential business information primarily relating to the Business;
(v)    all books (other than stock record books), records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials exclusively relating to the Business and to the extent not an Excluded Asset, subject to any restrictions imposed by Law on the transfer of employee files and other materials related to classified programs; and
(vi)    all goodwill associated with the Acquired Assets and otherwise exclusively relating to the Business.
(b)    Excluded Assets. The Acquired Assets shall not include, and the Seller does not sell, convey, assign, transfer or deliver to the Buyer, any of the Excluded Assets.
(c)    Assumed Liabilities. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.
(d)    Excluded Liabilities. The Buyer is assuming only the Assumed Liabilities from the Seller and is not assuming any Excluded Liabilities. All Excluded Liabilities shall be retained by and remain Liabilities of the Seller and its Subsidiaries and Affiliates from and after the Closing.
1.2    Purchase Price and Related Matters.
(a)    Purchase Price.
(i)    In consideration for the sale and transfer of the Acquired Assets, the Buyer shall at the Closing assume the Assumed Liabilities under Section 1.1(c) and shall (x) pay to the Seller the First Cash Payment in immediately available funds pursuant to the wire transfer instructions delivered by the Seller to the Buyer at least five Business Days prior to the Closing Date and (y) cause to be issued to the Seller a stock certificate evidencing the Closing Shares.
(ii)    On the earlier of the date that is the four month anniversary of the Closing Date or December 28, 2018, as further consideration for the sale and transfer of the Acquired Assets, the Buyer shall pay to the Seller the Second Cash Payment in immediately available funds pursuant to the wire transfer instructions delivered by the Seller to the Buyer at least five Business Days prior to the funding date for the Second Cash Payment.
(b)    Withholding. The Buyer shall be entitled to deduct and withhold any Taxes that it is required to deduct and withhold pursuant to the Code or any provision of state, local or non-U.S. Tax Law with respect to any payment by the Buyer under this Agreement. Any amounts withheld by the Buyer and remitted to the appropriate Taxing Authority shall, for all purposes of this Agreement, be treated as having been paid to the Person in respect of whom such withholding was made.
(c)    Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets and the covenant in Section 10.5, consistent with such allocation principles as the Parties may agree (each acting reasonably and in good faith) and in accordance with Section 1060 of the Code. The Buyer shall prepare and deliver to the Seller, as soon as practicable (and at least within 60 days following the Closing Date), a schedule setting forth its proposed allocation of the Purchase Price. The Seller shall deliver to the Buyer, within 30 days after delivery of the allocation schedule, either a written notice indicating that the Seller accepts the Buyer’s allocation schedule or a written statement detailing its objections to the Buyer’s allocation schedule. If the Seller delivers to the Buyer a written notice accepting the Buyer’s allocation schedule, or if the Seller does not deliver a written objection within the required 30-day period, then the allocation schedule will be effective as of either the date of the Seller’s delivery of its notice of acceptance or as of 11:59 p.m., Pacific time, on such 30th day after delivery of the allocation schedule initially prepared by the Buyer. If the Seller timely objects to the Buyer’s allocation schedule, the Seller and the Buyer shall use commercially reasonable efforts to resolve the disputes raised in writing by the Seller within 30 days following the Buyer’s receipt of the Seller’s objection notice. If the parties are unable to resolve such dispute within said 30 day period, Buyer and Seller shall submit such dispute to a mutually agreed upon public accounting firm (the “Neutral Accountant”). Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Neutral Accountant shall determine (based solely on the information contained in this Agreement (including any Exhibits or Schedules to this Agreement), any information required to be delivered by a Party under this Agreement, and the representations of Buyer and Seller and not upon independent review) only those matters in dispute and will render a written report as to the disputed matters, and the resulting Purchase Price allocation shall be conclusive and binding upon the parties for purposes of this Section 1.2. The fees, costs and expenses of the Neutral Accountant shall be borne equally by the Buyer and the Seller. The Purchase Price allocation shall be binding upon Purchaser and the Seller, and none of Purchaser or the Seller shall file any Tax Return, or take a position with a Taxing Authority, that is inconsistent with such allocation, unless otherwise required by applicable Law.
1.3    The Closing.
(a)    Time and Location. The Closing shall take place on the Closing Date.
(b)    Actions at the Closing.
At the Closing:
(i)    the Seller shall deliver (or cause to be delivered) to the Buyer the certificates, instruments and documents required to be delivered under Section 5.1;
(ii)    the Buyer shall deliver (or cause to be delivered) to the Seller the certificates, instruments and documents required to be delivered under Section 5.2;

(iii)    the Seller and Buyer shall execute and deliver a Bill of Sale and Assumption Agreement in substantially the form attached as Exhibit A;
(iv)    the Seller shall execute and deliver an Intellectual Property Assignment in substantially the form attached as Exhibit B;
(v)    the Seller and Buyer shall execute and deliver the Intellectual Property License;
(vi)    the Seller and the Buyer shall execute and deliver such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets owned by the Seller (including any documents, instruments or other agreements reasonably required with respect to any Acquired Assets located in the People’s Republic of China);
(vii)    the Seller and Buyer shall execute and deliver the Sublease Agreement;
(viii)    the Buyer and the Seller shall execute and deliver such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;
(ix)    the Buyer and the Seller shall execute and deliver the Asset Lease Agreement;
(x)    the Seller shall transfer to the Buyer all the books, records, files and other data (or copies thereof) within the possession of the Seller or its Affiliates exclusively relating to the Acquired Assets and reasonably necessary for the continued operation of the Business by the Buyer following the Closing and shall provide copies of such materials that relate to both the Acquired Assets and the Excluded Assets;
(xi)    the Buyer shall pay to the Seller the First Cash Payment;
(xii)    the Seller and the Buyer shall execute and deliver a Stockholder Agreement in substantially the form attached as Exhibit C;
(xiii)    the Buyer shall deliver to American Stock Transfer Company, LLC instructions to deliver to the Seller, on an expedited basis, a certificate evidencing the Closing Shares, registered in the name of the Seller and with the further details and legends as mutually agreed to by the Seller and the Buyer (acting reasonably);
(xiv)    the Seller shall deliver to the Buyer fully-completed and executed questionnaires and certifications as may be reasonably requested by the Buyer in connection with the Buyer’s issuance of the Closing Shares;
(xv)    the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature owned by the Seller;

(xvi)    the Seller shall deliver to the Buyer a certificate under Treasury Regulations Section 1.1445-2(b) that the Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by the Seller; and
(xvii)    the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.
1.4    Consents to Assignment. This Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any related claim, right or benefit, if an attempted assignment or transfer, without the consent of the applicable Third Party or of the issuing Governmental Entity, as the case may be, would constitute a breach of any contract, lease, authorization, license or permit to be assigned and transferred under this Agreement. If a consent to assignment for the agreements set forth in Section 2.3 of the Disclosure Schedule is not obtained prior to the Closing, then, from and after the Closing, the Seller and the Buyer will cooperate, in all reasonable respects, to obtain such consent as soon as practicable after the Closing.
1.5    Further Assurances.
(a)    At any time and from time to time after the Closing Date, as and when requested by any Party and at such Party’s expense, the other Party or Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.
(b)    If requested by the Buyer following the Closing, the Seller and its Subsidiaries shall promptly execute and deliver, or cause to be executed and delivered, all documents, instruments and certificates and shall take, or cause to be taken, all further or other actions as are reasonably necessary to evidence and effectuate the transfer of any assets, properties and rights of the Seller (or any of its Subsidiaries) in the Acquired Assets that were not transferred at the Closing and any assets, properties and rights of the Seller (or any of its Subsidiaries) that are primarily used in the Business that were not transferred at the Closing as part of the Acquired Assets and that are not Excluded Assets.
(c)    If requested by the Buyer following the Closing, the Seller and its Affiliates agree to promptly execute and deliver, or cause to be executed and delivered, any documentation when requested by the Buyer and at the Seller’s or its Affiliate’s expense, all documents, instruments and certificates and shall take, or cause to be taken, all further or other actions as are reasonably necessary to perfect the Buyer’s ownership of the Seller Intellectual Property as well as record the transfer of ownership with any Governmental Entity.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Buyer that the statements contained in this ARTICLE II are true and correct as of the date of this Agreement and as of the Closing Date,

except as set forth in the Disclosure Schedule. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this ARTICLE II to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment that such information is required by this Agreement to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the phrase “to the knowledge of the Seller” or any phrase of similar import shall mean the actual or constructive knowledge, after due inquiry of their direct report, of the following individuals: Norm Taffe, Patrick Chapman, Arjun Karavadi, Gaurang Kavaiya, Jack Powell and William Mulligan.
2.1    Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the state of Delaware and is duly qualified to conduct business under the Laws of each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its activities, in each case as they relate to the Acquired Assets or the Business, makes such qualification necessary, except for any such failure to be so qualified that would not reasonably be expected to result in a Business Material Adverse Effect. The Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the Acquired Assets.
2.2    Authority. The Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform or cause to be performed its obligations under such agreements. The execution and delivery by the Seller of this Agreement and such Ancillary Agreements and the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements have been validly authorized by all necessary corporate action on the part of the Seller. This Agreement and the Ancillary Agreements to be delivered have been duly executed and delivered by the Seller, and this Agreement and the Ancillary Agreements to be delivered constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.
2.3    Noncontravention.
(a)    Subject to obtaining the consents or approvals or providing notice as set forth in Section 2.3 of the Disclosure Schedule and Schedule 5.1(h), the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement and the Ancillary

Agreements, do not and will not: (a) violate or conflict with the certificate of incorporation, by-Laws or other organizational documents of the Seller; (b) violate or conflict with any judgment, order, decree, statute or Law applicable to the Seller or the Acquired Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any material violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any material benefit under any contract or other instrument to which the Seller is a party or to which any of the Acquired Assets are subject; or (d) result in the creation or imposition of any Liens on the Acquired Assets.
(b)    Except as set forth in Section 2.3 of the Disclosure Schedule and Schedule 5.1(h), no consent, approval, waiver or authorization is required to be obtained by the Seller or any Subsidiary of the Seller from any Person or entity (including any Governmental Entity) in connection with the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated by this Agreement, except for any filings as may be required under the HSR Act.
2.4    Title to Acquired Assets. Except as set forth in Section 2.4 of the Disclosure Schedule, the Seller and its Subsidiaries own and have good title to the Acquired Assets, free and clear of all Liens. None of the Acquired Assets are owned by any Person, other than the Seller and its Subsidiaries, and no Person other than the Seller and its Subsidiaries have any right, title or interest in or to the Acquired Assets.
2.5    Condition and Sufficiency of Acquired Assets.
(a)    The Acquired Assets are in good operating condition and are adequate for the uses to which they are being put in connection with the Business, and none of the Acquired Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
(b)    The Acquired Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. Except as set forth in Section 2.5 of the Disclosure Schedule, none of any Seller’s assets, properties or rights, other than the Acquired Assets, are exclusively used in the Business.
2.6    Intentionally Omitted.
2.7    Absence of Certain Changes. Except as contemplated by this Agreement or the Ancillary Agreements or as set forth in Section 2.7 of the Disclosure Schedule, since December 31, 2017, the Seller and its Affiliates have conducted the Business in the ordinary course of business consistent with past practice, and there has been no activity that would reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect. Without limiting the generality of the immediately preceding sentence, since December 31, 2017, except as contemplated by this Agreement or the Ancillary Agreements or as set forth in Section 2.7 of the Disclosure Schedule, the Seller has not:

(a)    sold, assigned, transferred or otherwise disposed of any portion of the Acquired Assets in a single transaction or series of related transactions, except for sales of Products in the ordinary course of business;
(b)    transferred, assigned or granted any license or sublicense under or with respect to the Seller Intellectual Property constituting Acquired Assets (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);
(c)    abandoned, allowed to lapse or failed to maintain in full force and effect, in each case, whether intentional or unintentional, the Seller Intellectual Property constituting Acquired Assets, or failed to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Seller Intellectual Property constituting Acquired Assets;
(d)    suffered any material damage, destruction or loss, or any material interruption in use of the Acquired Assets (whether or not covered by insurance);
(e)    made any capital expenditures or commitments therefor in an amount in excess of $25,000 in the aggregate with respect to the Acquired Assets or which would constitute an Assumed Liability;
(f)    acquired any properties or assets that are Acquired Assets;
(g)    incurred, assumed or guaranteed any indebtedness for borrowed money with respect to the Acquired Assets or otherwise imposed any Liens upon any of the Acquired Assets;
(h)    canceled any debts or claims or amended, terminated or waived any rights constituting Acquired Assets;
(i)    materially changed the accounting principles, methods or practices of the Business;
(j)    experienced an event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect;
(k)    entered into, accelerated, terminated, modified or canceled any contract that would require disclosure in Section 2.14 of the Disclosure Schedule or any Permit that would require disclosure in Section 2.19 of the Disclosure Schedule; or
(l)    entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (k) of this Section 2.7.
2.8    Undisclosed Liabilities. To the knowledge of the Seller, there are no Liabilities with respect to the Business or the Acquired Assets, except for the Liabilities set forth in Section 2.8 of the Disclosure Schedule.

2.9    Tax Matters.
(a)    The Seller and its Subsidiaries have filed or had filed on its behalf all material Tax Returns that they were required to file to the extent relating to the Business or the Acquired Assets (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were correct and complete in all material respects to the extent they relate to the Business or the Acquired Assets. The Seller and its Subsidiaries have paid (or had paid on their behalf) all Taxes due and payable on any such Tax Returns to the extent they relate to the Business or the Acquired Assets. All Taxes that, to the extent they relate to the Business or the Acquired Assets, the Seller is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay would not reasonably be expect to result, individually or in the aggregate, in a Business Material Adverse Effect.
(b)    The Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(c)    Except as set forth in Section 2.9(c) of the Disclosure Schedule, no deficiencies for any Taxes have been asserted or assessed, or to the knowledge of the Seller, proposed, with respect to or relating to the Business or the Acquired Assets.
(d)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the Acquired Assets.
(e)    Except as set forth in Section 2.9(e) of the Disclosure Schedule, no audit or other examination of any Tax Return relating to or with respect to the Business or the Acquired Assets is presently in progress, and the Seller has not been notified of any request for such an audit or other examination.
(f)    The Seller, with respect to or relating to the Business or the Acquired Assets, does not have any pending ruling requests with any Taxing Authority, including any request to change any accounting method.
(g)    The Seller, with respect to or relating to the Business or the Acquired Assets, is not a party to any Tax allocation or sharing agreement or similar agreement, excluding, however, any agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not the allocation or indemnification of Tax liability.
(h)    There is no claim against the Seller (with respect to or relating to the Business or the Acquired Assets) in writing by a Taxing Authority in a jurisdiction where the Seller (with respect to or relating to the Business or the Acquired Assets) does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(i)    The Seller has not engaged in a “reportable transaction,” with respect to or relating to the Business or the Acquired Assets as set forth in Treasury Regulation Section

1.6011‑4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the U.S. Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011‑4(b)(2).
2.10    Owned Real Property. Neither the Seller nor its Subsidiaries own any real property used in or relating to the Business.
2.11    Leased Real Property. Section 2.11 of the Disclosure Schedule sets forth each parcel of real property leased by Seller or any of its Affiliates and used in the conduct of the Business as currently conducted (together with all rights, title and interest of the Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect to the Leased Real Property, pursuant to which Seller holds the Leased Real Property (each a “Lease”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease: (i) such Lease is valid, binding, enforceable and in full force and effect; (ii) Seller is not in material breach or default under such Lease and Seller has paid all rent due and payable under such Lease; and (iii) Seller has not received nor given any notice of any default under such Lease.
2.12    Intellectual Property. With respect to the Intellectual Property used in the Business and constituting Acquired Assets:
(a)    Section 2.12(a) of the Disclosure Schedule contains an accurate and complete list of all Seller Proprietary Software incorporated in, provided with, used in or otherwise necessary for the use, support, manufacture and maintenance of the Business and the sale of the Products.
(b)    Section 2.12(b) of the Disclosure Schedule contains an accurate and complete list of all third party components of the Products (including Third Party Software), which is distributed or made available to any Persons as incorporated in or provided with the Products.
(c)    Section 2.12(c) of the Disclosure Schedule contains an accurate and complete list of (A) each item of the Seller Intellectual Property in which the Seller or its Affiliates has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (B) the jurisdiction in which such item of Seller Intellectual Property has been registered or filed and the application, registration or serial number, (C) any Person that has an ownership interest in such item of Seller Intellectual Property and the nature of such ownership interest; and (D) all unregistered Trademarks related to the Business. The Seller has provided to the Buyer complete copies of all invention disclosures, applications, material correspondence with any Governmental Entity, and other material documents related to the prosecution and maintenance of each such item of Seller Intellectual Property in the Seller’s possession.

(d)    The Seller exclusively owns all the Seller Intellectual Property free and clear of any Liens. No Person has any ownership interest in or other right to the Seller Intellectual Property or Seller Licensed Intellectual Property (including any interest or right in any derivatives, whether or not developed as of the Closing Date), including the right to royalty payments based on the Seller’s and its Affiliates’ or their customers’ license, sale or use of the Products. The Seller and its Affiliates have not received any written notice or claims challenging the exclusive ownership of the Seller Intellectual Property or the validity or enforceability of the Seller Intellectual Property. The Seller has not, nor have any of its Affiliates, granted to any Person any exclusive rights in the Seller Intellectual Property or Seller Licensed Intellectual Property.
(e)    The Seller and its Affiliates have, and after the Closing Date the Buyer shall have, all rights in and to the Third Party Intellectual Property and all other Technology and Intellectual Property Rights necessary to operate the Business as currently conducted, including the design, manufacture, license and support of all the Products. To the knowledge of the Seller, the Seller Intellectual Property together with the Third Party Intellectual Property and the Seller Licensed Intellectual Property constitute all of the Technology and Intellectual Property Rights used in or necessary to operate the Business as currently conducted. All licensed Third Party Intellectual Property and Seller Licensed Intellectual Property and rights to use Technology will not cease to be valid and enforceable rights of the Seller by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the contemplated transactions.
(f)    The Seller and its Affiliates have taken all reasonable steps necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers in connection with the Acquired Assets or the Business) to safeguard, maintain the confidentiality of, and otherwise protect and enforce their rights in all proprietary information that the Seller or its Affiliates hold, or purport to hold, as a Trade Secret. In particular, to the knowledge of Seller, (i) there has been no misappropriation of any Trade Secrets or other material confidential Intellectual Property Rights or Technology used in connection with, or otherwise related to, the Business by any Person; (ii) no employee, independent contractor or agent of the Seller or any of its Affiliates has misappropriated any Trade Secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) no employee, independent contractor or agent of the Seller or its Affiliates are in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the Products or the protection, ownership, development, use or transfer of the Intellectual Property Rights and Technology of the Seller and its Affiliates.
(g)    To the knowledge of the Seller, each granted, active item of Seller Intellectual Property is valid and enforceable. Each active item of Seller Intellectual Property is in compliance with all Laws and other legal requirements, and all filings, payments, and other actions required to be made or taken to maintain such active item of the Seller Intellectual Property in full force and effect have been made by the final deadline. Buyer acknowledges

Seller Intellectual Property includes inactive items that are abandoned, expired or are otherwise unenforceable as disclosed to Buyer. Otherwise, no active application related to the Seller Intellectual Property has been abandoned or allowed to lapse. Section 2.12(g) of the Disclosure Schedule identifies and describes each filing, payment, and action that must be made or taken on or before April 1, 2019 in order to maintain each active item of Seller Intellectual Property in full force and effect.
(h)    Except as set forth in Section 2.12(h) of the Disclosure Schedule, the Seller Proprietary Software and the Third Party Software used in connection with primarily the Business do not contain and are not in any manner derived from any Open Source Software, whether alone, together with or as incorporated (in whole or in part) in any other software, and to the knowledge of the Seller do not contain any bug, virus, worm, trojan horse, or similar malicious code, or any programming errors affecting functionality. The Seller and its Affiliates have met all licensing requirements of any Open Source Software listed in Section 2.12(h) of the Disclosure Schedule. No source code for the Seller Proprietary Software used in connection with, or otherwise related to, the Business has been delivered, licensed, or made available to any escrow agent or other Person other than those Persons listed in Section 2.12(h) of the Disclosure Schedule. The Seller and its Affiliates have no obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for the Seller Proprietary Software used in connection with, or otherwise related to, the Business to any other Person.
(i)    Section 2.12(i) of the Disclosure Schedule identifies all Persons who have contributed to the development of the Seller Intellectual Property. All personnel, including employees, inventors, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Seller Intellectual Property have executed a nondisclosure agreement applicable to the Business’s confidential information to which the Seller and its Affiliates are the beneficiary either directly or indirectly (for example, in the case of an employee of a consultant or independent contractor who has entered into such a nondisclosure agreement with the Seller). All personnel, including employees, agents, consultants and contractors, who are identified inventors of inventions claimed in patents or patent applications included in the Seller Intellectual Property have executed or are under an obligation to execute appropriate instruments of assignment in favor of the Seller as assignee to convey ownership of the patents and patent applications to the Seller. The Seller has provided Buyer all said executed appropriate instruments of assignment. For each Person listed in Section 2.12(i) of the Disclosure Schedule, the Seller has made available to the Buyer all nondisclosure agreements and instruments of assignment that are the subject of this Section 2.12(i). Excluded from this Section 2.12(i) is Seller Intellectual Property Docket Number B1062.
(j)    No funding, facilities, or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, the Seller Intellectual Property used in connection with, or otherwise related to, the Business. Excluded from this Section 2.12(j)

are Seller Intellectual Property Docket Numbers B1019, B1053, B1054, B1055, B1056, B1057, and S1183.
(k)    The Seller is not and never has been a member or promoter of, or contributor to, any industry standards body or similar organization that could require or obligate the Seller or any of its Affiliates to grant or offer to any other Person any license or right to or otherwise impair the Seller’s control of the Seller Intellectual Property.
(l)    The Seller Intellectual Property, Third Party Intellectual Property and Seller Licensed Intellectual Property constitute all of the Technology and Intellectual Property Rights necessary to operate the Business as of the Closing Date. Section 2.12(l) of the Disclosure Schedule lists all Intellectual Property of the Seller and its Affiliates that is exclusively related to the Business but not an Acquired Asset.
(m)    To the knowledge of the Seller, neither the Seller nor any of its Affiliates is, with respect to the Products, infringing, misappropriating, interfering with, or otherwise violating (collectively, “Infringing”), any Intellectual Property right of any Person, and no claim of such infringement, misappropriation, or violation is pending against the Seller or any of its Affiliates. No Seller Intellectual Property and no Seller Licensed Intellectual Property used in connection with the Business or the Products is subject to any claim, action, suit, proceeding or Governmental Entity investigation that restricts the use, transfer or licensing by the Seller (or any of its Affiliates) or may affect the validity, use or enforceability of the Seller Intellectual Property or the Seller Licensed Intellectual Property. Neither the Seller nor any of its Affiliates has received any written notice alleging, and the Seller has no knowledge of, (i) the invalidity, or limitation on the Seller’s (or its Affiliates’) right to use, with respect to any of the Seller Intellectual Property or the Seller Licensed Intellectual Property related to the Products or of (ii) the alleged infringement, misappropriation or breach of any rights of others by the Seller or any of its Affiliates which relate to the Products. No Person has notified the Seller or any of its Affiliates that it is claiming any ownership of or right to use the Seller Intellectual Property or the Seller Licensed Intellectual Property related to the Products.
(n)    Except as set forth in Section 2.12(n) of the Disclosure Schedule, Seller maintains (i) machine-readable copies of the Seller Proprietary Software and the Third Party Software used in connection with, or otherwise related to, the Business and (ii) reasonably complete technical documentation or user manuals for all releases or versions currently in use by the Seller or its Affiliates or their respective customers. Such machine-readable copies conform to the corresponding source code listing in all material respects.
(o)    Except as set forth on Section 2.12(o) of the Disclosure Schedule, all Products comply in all material respects with all representations, warranties and other requirements applicable to such Products, including those specified in all customer contracts and all specifications published by the Seller or its Affiliates. The Products may be manufactured in accordance with their specifications in substantially the same manner as currently conducted in the Business. The need for the provision of bug fixes under a support agreement shall not constitute a violation of this representation.

(p)    The Third Party Software (including, for purposes of this clause, all commercially available “off-the-shelf” or “shrink-wrapped” software) that constitutes a component of any of the Products is generally commercially available for license at commercially reasonable rates and on commercially reasonable terms.
(q)    Neither the execution, delivery, or performance of this Agreement or any Ancillary Agreements, nor the consummation of any of the transactions under this Agreement or the Ancillary Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of rights in, or Lien on, or the acceleration of any rights with respect to the Seller Intellectual Property within the Acquired Assets, the Seller Licensed Intellectual Property or Third Party Intellectual Property used in connection with, or otherwise related to, the Products (ii) a breach of, or termination or other right arising under, any contract or agreement required to be listed in Section 2.14 of the Disclosure Schedule; (iii) the release, disclosure, or delivery of the Seller Intellectual Property within the Acquired Assets by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Seller Intellectual Property within the Acquired Assets. All Seller Intellectual Property will as of the Closing Date be transferable (to the extent they are within the definition of Acquired Assets) or licensable by the Buyer, as may be applicable.
(r)    The Seller is not using any Intellectual Property in the performance of any Government Contract without having obtained the necessary licenses or permission from the owner of the Intellectual Property or the applicable Governmental Entity. All Intellectual Property (if any) delivered or used by the Seller in performance of any Government Contract, including technical data, computer software and computer software documentation, other than third party computer software, has included the proper restrictive legends, such as “Restricted Rights,” “Government Purpose Rights,” “Limited Rights” or “Special License Rights,” within the meaning of the FAR and the Department of Defense FAR Supplement.
2.13    Privacy and Data Security.
(a)    The Seller has a privacy policy regarding the collection, use, and disclosure of personal information in connection with the operation of the Business and is and in the past two years has been in compliance in all material respects with such privacy policy. True and complete copies of all privacy policies that have been used by the Seller in the past two years have been provided to the Buyer. The Seller has posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by the Seller.
(b)    The Seller and its Subsidiaries have complied at all times in all material respects with all Laws applicable to the Business or the Acquired Assets regarding the collection, use, storage, transfer, or disposal of personal information. The Seller is in compliance in all material respects with the terms of all agreements to which the Seller is a party applicable to the Business or the Acquired Assets relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of personal information).

(c)    No Person (including any Governmental Entity) has commenced any action relating to the Seller’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of the Seller, or to the knowledge of the Seller, threatened any such action, or made any complaint, investigation, or inquiry relating to such practices, except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
(d)    The Seller has established and implemented policies, programs, and procedures that are in material compliance with industry practice, including administrative, technical, and physical safeguards, to protect the confidentiality, integrity and security of personal information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Seller, Seller has not, in the past two years, experienced any loss, damage, or unauthorized access, disclosure, use, or breach of security of any personal information relating to the Business or the Acquired Assets in the possession of the Seller or any of its Subsidiaries, custody or control or otherwise held or processed on its behalf.
2.14    Designated Contracts.
(a)    Other than as set forth in Section 2.14 of the Disclosure Schedule, there are no contracts or agreements (written or oral) (i) by which any of the Business or the Acquired Assets are bound or affected, or (ii) to which Seller or any of its Subsidiaries are bound and that relate to the Business or the Acquired Assets.
(b)    Each Designated Contract is valid and binding on the Seller in accordance with its terms and is in full force and effect, as the case may be, and, to the knowledge of the Seller, of each other party thereto, except for any such failure to be valid and binding that would not reasonably be expected to result, individually or in the aggregate, in a Business Material Adverse Effect. Neither the Seller nor, to the knowledge of the Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Designated Contract. No event or circumstance has occurred that, with (or, to the knowledge of the Seller, an event of default by any other counterparty) or without notice or lapse of time or both, would constitute an event of default by the Seller under any Designated Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder, except for any such failure to be valid and binding that would not reasonably be expected to result, individually or in the aggregate, in a Business Material Adverse Effect. Complete and correct copies of each Designated Contract have been made available to Buyer. To the knowledge of the Seller, there are no disputes pending or threatened under any Designated Contract.
(c)    Government Contracts.
(i)    With respect to each current Government Contract and Government Contract that has terminated since January 1, 2015, each such Government Contract was legally awarded, is binding on the Seller, and is in full force and effect. No Government Contract (or if applicable, each prime contract under which a subcontract was awarded) or Government Bid is currently the subject of bid protest proceedings. All representations, certifications, disclosures and warranties executed, acknowledged or submitted by or on behalf of the Seller with respect to each such Government Contract and any Government Bid were current, accurate and complete in all material respects as of the respective dates they were made (or deemed made), and the Seller has complied in all respects with all such representations, certifications, disclosures and warranty requirements. No payment due to the Seller pertaining to each such Government Contract has been withheld or set-off, nor has any claim been made to withhold or set-off payment, and the Seller is entitled to all progress, milestone or other payments received to date with respect thereto.
(ii)    The Seller is in compliance in all respects with all applicable industrial security requirements, including without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006), as appropriate.
(iii)    The Seller has not made any assignment of any Government Contract or any interest in any Government Contract. The Seller has not entered into any financing arrangements with respect to any Government Contract.
2.15    Employment Matters.
(a)    Section 2.15 of the Disclosure Schedule contains a list, as of the date of this Agreement, of all Business Employees, along with the position and the annual rate of compensation of each such Person, as well as all other equity awards, bonuses, incentive compensation and benefits paid to or received by any Business Employee for 2016, 2017 and 2018 (year to date). Each Business Employee has entered into a confidentiality/assignment of inventions agreement with the Seller, a copy or form of which has previously been delivered to the Buyer. Section 2.15 of the Disclosure Schedule contains a list of all Business Employees who are a party to a non-competition agreement with the Seller or any of its Subsidiaries; copies of such agreements have previously been delivered to the Buyer.
(b)    Neither the Seller nor any Business Employee is a party to or bound by any collective bargaining agreement relating to the Business, and no Business Employees are covered by a labor or trade union (whether or not registered under Law). The Seller has not experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes in respect of the Business or the Business Employees.
2.16    Employee Benefits. Section 2.16 of the Disclosure Schedule contains a complete and accurate list of all Business Benefit Plans. Complete and accurate copies of all Business Benefit Plans descriptions have been made available to the Buyer. There are no actions, suits or claims (other than routine claims in the ordinary course) pending or, to the knowledge of the Seller, threatened against any Business Benefit Plan. Each Business Benefit Plan has been established and administered in all material respects with its terms and applicable Law. All material required contributions that are due and payable have been made with respect to each Business Benefit Plan.

2.17    Litigation. Except as set forth in Section 2.17 of the Disclosure Schedule, there are no and there has been no claim, action, suit, proceeding or, to the knowledge of the Seller, Governmental Entity investigation of any nature pending or, to the knowledge of the Seller, threatened against or by the Seller or its Affiliates (a) relating to or affecting the Acquired Assets, the Assumed Liabilities or the Business; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Ancillary Agreements. To the knowledge of the Seller, no event has occurred or circumstances that may give rise to, or serve as a basis for, any action described in clause (a) or (b) of this Section 2.17.
2.18    Compliance with Laws. With respect to the Business or the Acquired Assets, since January 1, 2015, the Seller has been in compliance with all Laws (including rules and regulations thereunder) of any federal, state or foreign government, or any Governmental Entity applicable to the Acquired Assets or the Business, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. The Seller has not received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business or the Acquired Assets alleging any failure to so comply.
2.19    Permits. Section 2.19 of the Disclosure Schedule lists all Permits, including the names of the Permits and their respective dates of issuance and expiration. Each Permit listed in the Disclosure Schedule is in full force and effect, and the Seller is not in violation of or default under any Permit. All fees and charges with respect to the Permits as of the date hereof have been paid in full.
2.20    Export Controls.
(a)    With respect to the Business and the Acquired Assets, Seller and its Subsidiaries are, and within the previous three years have been, in compliance in all material respects with the Export Control Laws and the Import Laws. Within the previous three years, neither Seller nor its Subsidiaries has received any communication in writing or, to the knowledge of the Seller, orally from any Governmental Entity of any actual or alleged violation, breach or noncompliance by the Seller with the Export Control Laws or the Import Laws. Since January 1, 2015, neither Seller nor its Subsidiaries has entered into any consent agreement with the Directorate of Defense Trade Controls, or had any fines or penalties imposed by any Governmental Entity in connection with violation of the Export Control Laws or Import Laws. To the knowledge of the Seller, none of Seller nor its Subsidiaries nor any of their respective employees currently is, or within the previous three years has been, debarred or otherwise restricted from export transactions or otherwise listed on an U.S. government export control or sanctions restricted list.
(b)    Neither Seller nor any of its Subsidiaries has any voluntary disclosures or enforcement actions or, to the Seller’s knowledge, any open investigations that are currently being reviewed by the State Department, the Commerce Department or Office of Foreign Assets Control with respect to violations of the Export Control Laws or the Import Control Laws. Within the previous three years, the Seller and its Subsidiaries have had in place written procedures regarding compliance with the Export Control Laws and the Import Laws.

2.21    Anti-Corruption.
(a)    With respect to the Business or the Acquired Assets, within the previous three years, neither Seller, nor any directors or officers of the Seller (nor, to the Seller’s knowledge, any employee or Person acting for or on behalf of any of the above), has (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or unlawful expenses related to political activity, (ii) made any unlawful payment or offered, promised or authorized the payment of anything of value, to any foreign or domestic government officials (including employees of state-owned or operated enterprises) or their close relatives, or to any foreign or domestic political parties or candidates for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any Person in violation of Law, (iii) made or offered any other payment in violation of Law to any official of any Governmental Entity, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee or commission payments, or (iv) violated any money laundering or anti-terrorism Law, nor have any of them otherwise taken any action which would cause Seller or its Subsidiaries to be in violation of the Anti-Corruption Laws. To the knowledge of the Seller, within the previous three years, neither Seller nor its Subsidiaries nor any of their Affiliates nor any of their respective directors, managers or officers has received any communication orally or in writing from any Governmental Entity or any other Person of any actual or alleged violation, breach or noncompliance by Seller or its Subsidiaries of the Anti-Corruption Laws.
(b)    The Seller has no voluntary disclosures or enforcement actions or, to the Seller’s knowledge, open investigations that are currently being reviewed by any Governmental Entity with respect to violations of the Anti-Corruption Laws. Within the previous three years, the Seller has had in place written procedures regarding compliance with the Anti-Corruption Laws applicable to the Business and the Acquired Assets.
2.22    Business Relationships with Affiliates. Section 2.22 of the Disclosure Schedule lists any agreements with respect to the Business whereby any Affiliate of the Seller directly or indirectly (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against the Business, or (c) owes any money to, or is owed any money by, the Business.
2.23    Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement that would constitute an Assumed Liability, other than as set forth in Section 2.23 of the Disclosure Schedule.
2.24    Intentionally Omitted.
2.25    Warranties. Section 2.25 of the Disclosure Schedule sets forth a description of all warranties currently offered or still in effect with respect to the Business or any Acquired Assets as of the date of this Agreement (other than warranties under Law). The Seller and its Affiliates have not been notified in writing or, to the knowledge of the Seller, orally of any claims for, and the Seller has no knowledge of any basis for claims for, any warranty obligations, Product returns or Product services in excess of amounts reserved.
2.26    Customers and Suppliers.
(a)    No product or service of the Business is sold or supplied to any Person other than the Seller for resale by the Seller in its solar power panel systems.
(b)    Section 2.26 of the Disclosure Schedule sets forth a list of (i) all suppliers of the Business during the 2016 and 2017 full fiscal years and for 2018 (year to date) and (ii) each supplier that is the sole supplier of any product or service to the Business. The Seller has not received any written notice or, to the knowledge of the Seller, any oral notice that any of such suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
2.27    Seller Status.
(a)    The Seller is an “accredited investor” as defined in Rule 501 under the Securities Act.
(b)    The Seller is not a broker-dealer registered under Section 15 of the Exchange Act. The Seller is acting alone in its determination as to whether to invest in the Closing Shares. The Seller is not a party to any voting agreements or similar arrangements with respect to the Closing Shares. Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments) filed by Seller with the Commission with respect to the beneficial ownership of any Buyer Common Stock, the Seller is not a member of a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, voting or disposing of the Closing Shares.
(c)    The Seller represents and warrants that it (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such Person, if serving as a director or if elected as a director of the Buyer, will act or vote on any issue or question (a “Voting Commitment”) or (B) any Voting Commitment that could limit or interfere with such Person’s ability to comply, if serving as or elected as a director of the Buyer, with such Person’s fiduciary duties under Law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any Person other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Buyer.
(d)    The Seller is a U.S. person, as defined in Rule 902(k)(2) of the Securities Act.
2.28    No General Solicitation. The Seller is not acquiring the Closing Shares as a result of any advertisement, article, notice or other communication regarding the Closing Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

2.29    Purchase Entirely for Own Account. The Closing Shares to be received by the Seller will be acquired for Seller’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to the Seller’s right at all times to sell or otherwise dispose of all or any part of such Closing Shares in compliance with applicable federal and state securities Laws.
2.30    Restricted Securities. The Seller understands that the Closing Shares are “restricted securities” and have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred except (i) under an exemption from registration under the Securities Act or under an effective registration statement in compliance with Section 5 under the Securities Act and (ii) in accordance with all securities Laws of the states of the United States and other jurisdictions.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this Agreement, the phrase “to the knowledge of the Buyer” or any similar phrase shall mean the actual or constructive knowledge, after due inquiry of their direct reports, of the following individuals: Badrinarayanan Kothandaraman, Eric Branderiz, Jeff McNeil and Gokul Krishnan.
3.1    Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and is duly qualified to conduct its business under the Laws of each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its activities, makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the assets and properties now owned and used by it.
3.2    Authority. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform or cause to be performed its obligations under this Agreement and the Ancillary Agreements. The execution and delivery by the Buyer of this Agreement and such Ancillary Agreements and the consummation by the Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements have been validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and the Ancillary Agreements to be delivered have been duly executed and delivered by the Buyer, and this Agreement and the Ancillary Agreements to be delivered constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.
3.3    Noncontravention.
(a)    Subject to obtaining the consents or approvals or providing notice as set forth in Schedule 3.3(b) and Schedule 5.2(h), the execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of the Buyer; (b) violate or conflict with any judgment, order, decree or Law; or (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which the Buyer is a party.
(b)    Except as set forth in Schedule 3.3(b) and Schedule 5.2(h), no consent, approval, waiver or authorization is required to be obtained by the Buyer from any Person or entity (including any Governmental Entity) in connection with the execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated by this Agreement, except for any filings as may be required under the HSR Act.
3.4    Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.
3.5    Litigation. There are no actions, suits, claims or legal, administrative or arbitration proceedings pending against, or, to the Buyer’s knowledge, threatened against, the Buyer that would have a Buyer Material Adverse Effect.
3.6    Capitalization; Issuance of Closing Shares.
(a)    The authorized capital stock of the Buyer as of May 2, 2018 consists of 125,000,000 shares of Buyer Common Stock, of which 96,848,549 shares were outstanding as of May 2, 2018 (prior to the issuance of the Closing Shares). All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed in any SEC Reports, and except as contemplated by this Agreement, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Buyer to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of, or other equity interests in, the Buyer or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests. The issue and sale of the Closing Shares will not result in the right of any holder of Buyer securities to adjust the exercise, conversion or exchange price under such securities.

(b)    The issuance of the Closing Shares has been duly and validly authorized by all necessary corporate actions, and the Closing Shares, when issued under this Agreement, will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances and restrictions (other than as provided in this Agreement or the Ancillary Agreements).
3.7    SEC Reports. The Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by the Buyer under the Securities Act and the Exchange Act, including under Section 13(a) or 15(d) of the Exchange Act, since January 1, 2013 (the above materials, including exhibits and documents incorporated by reference therein, the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. The Buyer has not received any letters of comment from the staff of the Commission that have not been satisfactorily resolved as of the date hereof.
3.8    Financial Statements. The consolidated financial statements of the Buyer included in the SEC Reports comply in all material respects with accounting requirements and the rules and regulations of the Commission as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Buyer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
3.9    Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) the Buyer has not incurred any Liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) Liabilities not required to be reflected in the Buyer’s financial statements under GAAP or disclosed in filings made with the Commission, (iii) the Buyer has not altered its method of accounting or changed its principal registered public accounting firm, (iv) the Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Buyer has not issued any equity securities, except under existing Buyer equity compensation plans. The Buyer does not have pending before the Commission any request for confidential treatment of information.
3.10    Internal Controls. The Buyer maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Buyer’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; the Buyer’s internal control over financial reporting is effective and the Buyer is not aware of any material weaknesses in its internal control over financial reporting; there has been no fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer’s internal control over financial reporting; since the date of the latest audited financial statements included or incorporated by reference in the Buyer’s SEC Reports, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Buyer’s internal control over financial reporting. The Buyer maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Buyer is made known to the Buyer’s principal executive officer and principal financial officer by others within those entities; such disclosure controls and procedures are effective. The Buyer is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Commission thereunder.
3.11    Compliance with NASDAQ Continued Listing Requirements. The Buyer is, and has no reason to believe that it will not, upon the issuance of the Closing Shares, continue to be, in compliance with the listing and maintenance requirements for continued listing on NASDAQ in all material respects. Assuming the representations and warranties of the Seller are true and correct in all material respects, the consummation of the transactions contemplated by this Agreement will not contravene the rules and regulations of NASDAQ. There are no proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer relating to the continued listing of the Buyer Common Stock on NASDAQ, and the Buyer has not received any notice of, nor to the knowledge of the Buyer is there any basis for, the delisting of the Buyer Common Stock from NASDAQ.
ARTICLE IV
PRE-CLOSING COVENANTS
4.1    Closing Efforts.
(a)    Each Party shall (and shall cause its respective Subsidiaries to) use commercially reasonable efforts to take, or cause to be taken, all actions and to do all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using reasonable commercial efforts to: (i) ensure that the conditions to the obligations of the other Parties for the Closing are satisfied; (ii) obtain all Third Party Consents, (iii) effect all Governmental Filings including, if applicable, any notifications or information required to be filed or supplied under the HSR Act for the transactions under this Agreement and (iv) otherwise comply in all material respects with all Laws and regulations in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that no Party shall be required to pay consideration (other than filing and application fees) to any Person in exchange for obtaining any Third Party Consents; provided further that, the Parties understand and agree that commercially reasonable efforts of a Party shall not be deemed to include (x) litigation against, or entering into a settlement, undertaking, consent decree, stipulation or agreement with, any Governmental Entity in connection with the transactions under this Agreement or (y) divesting or otherwise holding separate or taking any other action with respect to the Business or the Acquired Assets. Consistent with Section 12.9, each Party shall bear its own out-of-pocket costs associated with obtaining their respective required Third Party Consents and effecting their respective required Governmental Filings; except that the Seller and Buyer shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act referred to in (iii) above. Each of the Parties shall promptly notify each of the other Parties of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.
4.2    Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, the Seller shall (and shall cause its Subsidiaries to) use reasonable commercial efforts to conduct the operations of the Business in the ordinary course consistent with past practice. Prior to the Closing, none of Seller nor any of its Subsidiaries shall, without the written consent of the Buyer:
(a)    sell, assign or transfer any portion of the Acquired Assets or any of the assets of the Business in a single transaction or series of related transactions, except for sales of Products and inventory in the ordinary course of business consistent with the past practice of the Business;
(b)    incur or guarantee any indebtedness for borrowed money relating exclusively to the Business, except in the ordinary course of business consistent with the past practice of the Business;
(c)    create or suffer to incur any Lien on any of the Acquired Assets, other than any Liens on any of the Acquired Assets existing as of the date of this Agreement and that would be subject to the release of Liens contemplated by Section 5.1(h)(i);
(d)    grant any rights to severance benefits, “stay pay” or termination pay to any Business Employee or increase the compensation or other benefits payable or potentially payable to any Business Employee under any previously existing severance benefits, “stay-pay” or termination pay arrangements;
(e)    make any capital commitments not payable by Seller prior to the Closing relating exclusively to the Business, except in the ordinary course of business or in accordance with the Business’ capital expenditure budget included in the Disclosure Schedule;
(f)    acquire any operating business, whether by merger, stock purchase or asset purchase (except for any such business which will not become part of the Business);
(g)    enter into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Business Employee;

(h)    enter into any contract or agreement exclusively relating to the Business or enter into any amendment to or modification of any contract or agreement exclusively relating to the Business or that is otherwise an Acquired Asset;
(i)    amend, terminate, cancel, or compromise any material claims relating to the Business, or waive any right relating to the Business or that is otherwise an Acquired Asset;
(j)    commence, settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim relating specifically to or against the Business (or which, if determined adversely, would have a Business Material Adverse Effect) or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by this Agreement (other than to enforce this Agreement);
(k)    take any action for the purpose of preventing, delaying or impeding the consummation of the transactions contemplated by this Agreement; or
(l)    agree in writing or otherwise to take any of the above actions.
4.3    Access; Financial Information.
(a)    Until the earlier of the Closing Date or the termination of this Agreement under ARTICLE VIII, the Seller shall (and shall cause its Subsidiaries to) (i) permit the Buyer and its representatives (at reasonable times and on reasonable prior written notice) access to the their premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business, (ii) furnish to the Buyer and its representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request, and (iii) instruct their employees, counsel, financial advisors and other representatives to cooperate with the Buyer in its investigation of the Business. The Seller shall not be obligated to provide any information, documents or access that would (A) violate the provisions of any Laws or regulations or any confidentiality agreement to which it is a party or (B) reasonably expected to cause the loss of the attorney-client privilege with respect to such information. The Seller shall, if requested by the Buyer, introduce the Buyer to suppliers, employees and contractors of the Business for the purposes of facilitating the consummation of the transactions under this Agreement, the MSA and the Parties’ post-Closing integration efforts with respect to the Business.
(b)    Until the earlier of the Closing Date or the termination of this Agreement under ARTICLE VIII, the Buyer shall (i) permit the Seller and its representatives (at reasonable times and on reasonable prior written notice) access to the Buyer’s premises, properties, financial and accounting records, contracts, and other records and documents, directly relating to the transactions to be undertaken by the Parties under this Agreement and the MSA and (ii) instruct its employees, counsel, financial advisors and other representatives to cooperate with the Seller in connection with the access and investigation permitted in Section 4.3(b)(i). The Buyer shall not be obligated to provide any information, documents or access that would (A) violate the provisions of any Laws or regulations or any confidentiality agreement to which it is a party or

(B) reasonably expected to cause the loss of the attorney-client privilege with respect to such information.
(c)    The Buyer and the Seller acknowledge and agree that the Confidentiality Agreement shall remain in full force and effect and that information provided by any Party or its Affiliates to any other Party under this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information relating to the Acquired Assets, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed under the Confidentiality Agreement and with respect to any other covenants or agreements set forth in the Confidentiality Agreement.
(d)    Subject to the advice of its independent auditors and outside counsel that such filing should not be made, the Buyer shall promptly (and in no event more than 30 days after the date of this Agreement) prepare and file with the Division of Corporation Finance, Office of Chief Accountant of the Commission a request to use substituted abbreviated financial statements in lieu of full financial statements or carve-out financial statements as required pursuant to Regulation S-X (the “SEC Request”), and the Buyer shall use commercially reasonable efforts to obtain preclearance to use abbreviated financial statements in its SEC Reports as soon as is commercially practicable. The Seller shall provide reasonable cooperation and assistance to the Buyer with the foregoing filing. In the event that the SEC Request is (i) denied, then the Seller shall deliver to the Buyer as promptly as commercially practicable (and in any event no more than 55 days after the filing by the Buyer of the Current Report on Form 8-K with the Commission disclosing the Closing) such audited financial statements and other financial data relating to the Acquired Assets, the Assumed Liabilities and the Business as the Buyer may reasonably request for the preparation of pro forma financial information to be prepared by the Buyer pursuant to Regulation S-X for the transactions under this Agreement or as may otherwise be reasonably requested by the Buyer for its internal controls and disclosure controls and procedures (the “Financial Information”), or (ii) granted, then the Seller shall deliver to the Buyer as promptly as practicable (and in any event no more than 55 days after the filing by the Buyer of the Current Report on Form 8-K with the Commission disclosing the Closing) such audited abbreviated financial statements and information as reasonably requested by Buyer (the “Abbreviated Financial Information”). The Buyer and the Seller shall share equally the cost of all audit and other fees and expenses relating to the preparation of the Financial Information, the Abbreviated Financial Information and the SEC Request; provided that the Buyer shall only be responsible for a maximum of $80,000 of such fees and expenses. The Seller shall provide reasonable cooperation and assistance to the Buyer, at the Buyer’s expense, in connection with any additional audit that might be undertaken by the Buyer with respect to the Financial Information or Abbreviated Financial Information. The Financial Information or Abbreviated Financial Information provided to Buyer pursuant to this Section 4.3(d) will be (x) prepared by the Seller in good faith and will be based on estimates, assumptions and other information that are determined by the Seller (acting in good faith) to be fair and reasonable on the date such Financial Information or Abbreviated Financial Information

is prepared and (y) audited by the Seller’s independent certified public accountants. The provisions of this Section 4.3(d) shall survive for three years following the Closing.
4.4    Exclusivity.
(a)    Until the earlier of the Closing Date or the termination of this Agreement under ARTICLE VIII, the Seller will not (and will cause its Subsidiaries, Affiliates, directors, officers, employees, agents and other representatives not to) take any of the following actions with any Person other than the Buyer: (i) solicit, initiate, authorize, recommend, propose, knowingly entertain or knowingly encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any Person relating to any possible Acquisition or Other Transaction; (ii) furnish or cause to be furnished to any Person, other than the Buyer, information relating to, or otherwise cooperate with, facilitate or knowingly encourage any effort or attempt by any such Person with regard to, any possible Acquisition or Other Transaction or any information relating to the subject matter of the MSA; (iii) enter into any agreement with any Person providing for any Acquisition or Other Transaction; or (iv) enter into any agreement with any Third Party directly or indirectly relating to the supply to the Seller and its Subsidiaries of any products, services or technologies similar to the Products.
(b)    If the Seller or any of its Subsidiaries, Affiliates, directors, officers, employees, agents or other representatives receives any inquiry or proposal relating to an Acquisition or Other Transaction from any Person (other than the Buyers) at any time prior to the Closing Date, then the Seller shall promptly (and in no event later than two Business Days after any such inquiry or proposal is received, including any oral inquiry or proposal) (i) advise the Buyer orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (ii) provide to the Buyer a copy of such inquiry or proposal, if in writing, and (iii) notify such Person in writing that the Seller is subject to an exclusivity agreement with respect to the sale of the Business and the Acquired Assets that prohibits it from considering the bid, expression of interest or information.
(c)    The taking of any action prohibited by this Section 4.4 by any Affiliate, director, officer, employee, agent or other representative of the Seller shall be deemed to be a breach of this Section 4.4 by the Seller.
4.5    HSR Act Matters. For Governmental Filings that may be required under the HSR Act:
(a)    Following the date that the Buyer determines that filings and submissions are required under the HSR Act for the transactions under this Agreement, each Party shall, as promptly as possible, make, or cause or be made, all filings and submissions required by the HSR Act and as reasonably requested by the Buyer. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals from any Governmental Entity that may be required under the HSR Act. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals from any Governmental Entity that may be required under the HSR Act.

(b)    Each Party shall use commercially reasonable efforts to (i) respond to any inquiries by any Governmental Entity regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or the Ancillary Agreements; (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements; and (iii) in the event any order of a Governmental Entity adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or Ancillary Agreements has been issued, to have such order vacated or lifted.
(c)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated hereunder (but not including any interactions between the Seller with Governmental Entities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party of any meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(d)    Nothing in this Section 4.5 shall require, or be construed to require, the Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Buyer or its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Buyer Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
ARTICLE V
CONDITIONS TO CLOSING
5.1    Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Buyer in its sole discretion) of the following conditions:
(a)    each of the representations and warranties of the Seller set forth in ARTICLE II (i) that are qualified by reference to materiality, Business Material Adverse Effect or any similar qualification shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent any representation or warranty expressly relates to a specific date, in which case as of that specific date), and (ii) that are not qualified as to materiality, individually and in the aggregate, shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent any representation or warranty expressly relates to a specific date, in which case as of that specific date);
(b)    the Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing, including the requirement to make the deliverables under Section 1.3;
(c)    (i) the Qualification Conditions shall have been satisfied in all material respects and (ii) the MSA and other Ancillary Agreements shall have been executed and shall be in full force and effect, subject only to the consummation of the Closing;
(d)    no judgment, order, decree, stipulation or injunction shall be in effect, and no action, suit or other legal or regulatory proceeding shall be pending or shall have been threatened, that would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction;
(e)    since the date of this Agreement a Business Material Adverse Effect shall have not occurred;
(f)    the Seller shall have delivered to the Buyer the Seller Certificate;
(g)    all applicable waiting periods (and any extensions thereof) under the HSR Act or other applicable domestic or foreign antitrust or trade regulation Laws shall have expired or otherwise been terminated, except (solely in the case of foreign antitrust or trade regulation Laws) where the consummation of the transactions contemplated by this Agreement before the expiration or other termination of any such waiting period under applicable foreign antitrust or trade regulation Law would not reasonably be expected to result in a Business Material Adverse Effect or any penalty, fine, restriction or other limitation or condition imposed on the Buyer or its Affiliates;
(h)    (i) the Seller shall have obtained all Third Party Consents and effected all Governmental Filings listed in Schedule 5.1(h) and (ii) the Seller shall have obtained the release of all Liens applicable to any of the Acquired Assets; and
(i)    the Buyer shall have received such other certificates and instruments (such as certificates of good standing of the Seller in its jurisdiction of incorporation and foreign jurisdictions, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
5.2    Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Seller in its sole discretion) of the following conditions:

(a)    each of the representations and warranties of the Buyer set forth in ARTICLE III (i) that are qualified by reference to materiality, Buyer Material Adverse Effect or any similar qualification shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent any representation or warranty expressly relates to a specific date, in which case as of that specific date), and (ii) that are not qualified as to materiality, individually and in the aggregate, shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent any representation or warranty expressly relates to a specific date, in which case as of that specific date);
(b)    the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing, including the requirement to make the deliverables required under Section 1.3;
(c)    (i) the Qualification Conditions shall have been satisfied in all material respects and (ii) the MSA and Ancillary Agreements shall have been executed and shall be in full force and effect, subject only to the consummation of the Closing;
(d)    no judgment, order, decree, stipulation or injunction shall be in effect, and no action, suit or other legal or regulatory proceeding shall be pending or shall have been threatened, that would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction;
(e)    since the date of this Agreement a Buyer Material Adverse Effect shall have not occurred;
(f)    the Buyer shall have delivered to the Seller the Buyer Certificate;
(g)    all applicable waiting periods (and any extensions thereof) under the HSR Act or other applicable domestic or foreign antitrust or trade regulation Laws shall have expired or otherwise been terminated, except (solely in the case of foreign antitrust or trade regulation Laws) where the consummation of the transactions contemplated by this Agreement before the expiration or other termination of any such waiting period under applicable foreign antitrust or trade regulation Law would not reasonably be expected to result in a Buyer Material Adverse Effect or any penalty, fine, restriction or other imitation or condition imposed on the Seller or its Affiliates;
(h)    the Buyer shall have obtained all Third Party Consents and effected all Governmental Filings listed in Schedule 5.2(h); and
(i)    the Seller shall have received such other certificates and instruments (such as certificates of good standing of the Buyer in its jurisdiction of incorporation and foreign jurisdictions, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI
INDEMNIFICATION
6.1    Indemnification by the Seller. Subject to the terms and conditions of this Article VI, from and after the Closing, the Seller shall indemnify the Buyer and its Affiliates and their respective officers, directors, employees, agents and representatives (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by any Buyer Indemnified Party resulting from or constituting:
(a)    any breach of a representation or warranty of the Seller contained in this Agreement or the Seller Certificate;
(b)    any failure by the Seller to perform any covenant or agreement contained in this Agreement or any Ancillary Agreement;
(c)    any Excluded Liabilities; or
(d)    the matters set forth in Section 2.17 of the Disclosure Schedule.
6.2    Indemnification by the Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, the Buyer shall indemnify the Seller and its Affiliates, and their respective officers, directors, employees, agents and representatives (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by the Seller Indemnified Parties resulting from or constituting:
(a)    any breach of a representation or warranty of the Buyer contained in this Agreement or the Buyer Certificate;
(b)    any failure by the Buyer to perform any covenant or agreement contained in this Agreement or any Ancillary Agreement; or
(c)    any Assumed Liabilities.
6.3    Claims for Indemnification.
(a)    Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third party claim against an Indemnified Party shall be made in accordance with the following procedures. An Indemnified Party shall give prompt written notice to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third party claim (a “Third Party Claim”) for which indemnification may be sought (it being understood that a Party’s entitlement to submit claims for indemnification shall be determined without regard to the limitations set forth in Section 6.5) or, if earlier, upon the assertion of any Third Party Claim (a “Third Party Claim Notice”). The failure to provide a Third Party Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this ARTICLE VI, except to the extent such failure shall have materially prejudiced the Indemnifying Party. The Third Party Claim Notice shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts forming the basis for the Third Party Claim and the amount of the Damages claimed (if known or reasonably capable of being estimated). Within 30 days after delivery of the Third Party Claim Notice, the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall acknowledge in writing its obligation to indemnify the Indemnified Party for any Damages relating to such Third Party Claim (subject to the limitation and indemnification set forth in this ARTICLE VI). If the Indemnifying Party does not assume control of the defense of the Third Party Claim, the Indemnified Party shall control the defense. The Party not controlling the defense may participate in the Third Party Claim at its own expense; provided that if the Indemnifying Party assumes control of the defense and the Indemnified Party reasonably concludes, based on advice from its outside counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to the Third Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection with such Third Party Claim shall be considered “Damages” for purposes of this Agreement; provided, however, in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties in a single Third Party Claim. The Party controlling the defense of any Third Party Claim under this Section 6.3(a) shall pay all the costs of such defense (including attorneys’ fees); provided that if the Indemnified Party is controlling the defense of a Third Party Claim under this Section 6.3(a), then such costs shall be considered Damages arising out of the Third Party Claim for purposes of this Agreement. Each Party (i) shall obtain the prior written consent of the other Party before entering into any settlement of a Third Party Claim (which shall not be unreasonably withheld or delayed) and (ii) shall keep the other Party advised of the status of the recommendations made by the other Party with respect to the applicable Third Party Claim. The Indemnified Party shall not agree to any settlement of a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not consent to the entry of any judgment or agree to any settlement of a Third Party Claim without the prior written consent of the Indemnified Party unless (i) the Indemnifying Party agrees in writing to pay any amounts payable under such judgment or settlement relating to the Third Party Claim and (ii) such judgment or settlement includes, as an unconditional term, the giving by each claimant or plaintiff to each Indemnified Party of an express, complete and unconditional release from all liability in respect to the Third Party Claim and imposes no obligation, and has no other adverse effect on any Indemnified Party.
(b)    Procedure for Other Claims. Subject to Section 6.3(a), an Indemnified Party wishing to assert a claim for indemnification under this ARTICLE VI shall deliver to the Indemnifying Party a Claim Notice. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (x) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer); (y) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the response shall be accompanied by a payment by the Indemnifying Party to the

Indemnified Party of the Agreed Amount, by check or by wire transfer); or (z) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in its response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the related dispute. If the related dispute is not resolved within 60 days following the delivery by the Indemnifying Party of its response, the Indemnifying Party and the Indemnified Party shall each have the right to submit the dispute to a court of competent jurisdiction in accordance with Section 12.12.
6.4    Survival.
(a)    The representations and warranties of the Seller and the Buyer in this Agreement, the Seller Certificate and the Buyer Certificate shall survive the Closing and continue until 11:59 p.m., Pacific time, on the date that is 18 months following the Closing Date; provided, however: (i) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing and continue until 11:59 p.m., Pacific time, on the date that is the fifth anniversary of the Closing Date; (ii) the Specified Seller Representations shall survive the Closing and continue until 11:59 p.m., Pacific time, on the date that is the second anniversary of the Closing Date; and (iii) any claim involving fraud or intentional misrepresentation shall survive the Closing and continue until 90 days following the expiration of the applicable statute of limitations. The covenants and agreements of the Parties under this Agreement and the Ancillary Agreements shall survive the Closing for 18 months or, if longer, for such period explicitly specified in any covenant or agreement.
(b)    If an indemnification claim is properly asserted in writing under Section 6.3 prior to the expiration of the related representation, warranty, covenant or agreement that is the basis for such claim, then such representation, warranty, covenant or agreement shall survive until, but only for the purpose of, the resolution of such claim in accordance with this Agreement.
6.5    Certain Limitations and Other Terms.
(a)    The following limitations shall apply to indemnification claims under this Agreement:
(i)    With respect to claims under (A) Section 6.1(a) and (B) Section 6.1(b) solely with respect to claims under Section 4.3(d), the Seller shall be liable for only that portion of the aggregate Damages related to such claims, considered together, which exceeds 1.0% of the Purchase Price (the “Deductible”); provided, however, that Damages attributable to the failure of the Seller Fundamental Representations to be true, correct and complete or involving fraud or intentional misrepresentation shall not be subject to the Deductible. The Buyer shall be liable with respect to claims under Section 6.2(a) for only that portion of the aggregate Damages related to such claims, considered together, which exceeds the Deductible; provided, however, that Damages attributable to the failure of the Buyer Fundamental Representations to be true, correct and complete or involving fraud or intentional misrepresentation shall not be subject to the Deductible.

(ii)    For all Damages under (A) Section 6.1(a) and (B) Section 6.1(b) solely with respect to Damages under Section 4.3(d), the aggregate liability of the Seller shall not exceed 25% of the Purchase Price (the “Cap”); provided, however, that Damages attributable to the failure of the Seller Fundamental Representations to be true, correct and complete or involving fraud or intentional misrepresentation shall not be subject to the Cap. The aggregate liability of the Buyer for all Damages under Section 6.2(a) shall not exceed the Cap; provided, however, that Damages attributable to the failure of the Buyer Fundamental Representations to be true, correct and complete or involving fraud or intentional misrepresentation shall not be subject to the Cap.
(b)    For purposes of determining the amount of any Damages resulting from any breach or inaccuracy of a representation or warranty, no effect shall be given to any materiality or material adverse effect qualification contained in the relevant representation or warranty.
(c)    An Indemnified Party’s right to indemnification under this ARTICLE VI based on the breach of any representation or warranty or the failure of any representation or warranty to be true, correct and complete as of the date hereof and the Closing Date or the failure to perform any covenant shall not be diminished or otherwise affected in any way as a result of (A) the existence of such Indemnified Party’s knowledge of such breach, untruth or nonperformance as of the date of this Agreement or as of the Closing Date, regardless of whether such knowledge exists as a result of the Indemnified Party’s investigation or as a result of disclosure by the other Parties (or any other Person), unless such disclosures were set forth in this Agreement, any Ancillary Agreement or in the Disclosure Schedule or (B) as applicable, the Seller’s or the Buyer’s waiver of any condition to Closing.
(d)    In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not actual damages (it being agreed, however, that any such losses or damages to the extent constituting amounts payable by an Indemnified Party to a third Person shall be deemed to be direct damages notwithstanding that they may be characterized otherwise between the Indemnified Party and such third Person).
(e)    Each Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate all Damages for which indemnification is provided under this ARTICLE VI after becoming aware of any event which would reasonably be expected to give rise to any Damages for which indemnification is provided under this ARTICLE VI.
(f)    The amount of any Damages subject to indemnification under this ARTICLE VI shall be calculated net of any insurance proceeds, contribution payments, reimbursements or other indemnification payments actually received by the Indemnified Parties on account of such Damages, less any fees and expenses (including any increase in insurance premiums attributable to the claim giving rise to such Damages) incurred in obtaining such recovery.
(g)    In addition to any other rights that it may have under this Agreement or any Ancillary Agreement, the Buyer may elect (in its sole discretion) by written notice delivered to the Seller that any Damages payable to a Buyer Indemnified Party be satisfied by the Seller’s forfeiture of Closing Shares then held by the Seller (or its Affiliates) equal to the Damages payable to a Buyer Indemnified Party divided by the trailing average of the closing price of the Buyer Common Stock over the 20 trading days ending on the date of the written notice delivered by the Buyer to the Seller under this Section 6.5(g).
(h)    Except with respect to claims for equitable relief, including specific performance, made for breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements or claims for fraud or intentional misrepresentation, the rights of the Indemnified Parties under this ARTICLE VI and, as applicable, Section 1.5 of the MSA, ARTICLE VIII of the MSA and Section 4.4 of the Stockholder’s Agreement shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates for any claims covered by Section 6.1, Section 6.2, or otherwise relating to the transactions contemplated by this Agreement or the Ancillary Agreements.
6.6    Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price.
ARTICLE VII
TAX MATTERS
7.1    Responsibility for Certain Taxes.
(a)    Any real property, personal property, intangible property or other ad valorem Taxes levied with respect to the Acquired Assets for any taxable period that includes but does not end on the Closing Date, whether paid prior to, on or after the Closing Date, shall be apportioned between the Seller and the Buyer based on the number of days of such taxable period up to and including the Closing Date and the number of days of such taxable period after the Closing Date. The Seller shall be responsible for and shall pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period ending on the Closing Date.
(b)    Buyer and Seller shall each pay 50% of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement. The Buyer and the Seller shall cooperate in providing each other with any appropriate resale and exemption certifications and other similar documentation.

7.2    Cooperation on Tax Matters; Tax Proceedings.
(a)    The Buyer and the Seller and their respective Affiliates shall cooperate in preparation of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceedings relating to any Tax, for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. The Buyer and the Seller and its respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided under this ARTICLE VII.
(b)    The Seller shall have the right, at its own expense, to control any Tax Audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes or Tax Returns of the Seller; provided that with respect to any item the adjustment of which would have an adverse effect on the Buyer, the Business or the Acquired Assets, the Seller shall consult with the Buyer with respect to the resolution of such issue and not settle any such issue, or file any amended Tax Return relating to such issue, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. The Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Business and the Acquired Assets; provided that with respect to any item the adjustment of which would cause the Seller to become obligated to make any payment under this Agreement or have an adverse effect on Seller, the Buyer shall consult with the Seller with respect to the resolution of such issue and not settle any such issue, or file any amended Tax Return relating to such issue, without the prior written consent of the Seller, which consent shall not unreasonably be withheld.
(c)    Taxes described in Section 7.1(a) and Section 7.1(b) that are due after the Closing Date shall be timely paid, and all applicable Tax Returns shall be filed by Buyer, with reasonable cooperation from Seller, as provided by Law. The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 7.1(a) or Section 7.1(b), as the case may be. Upon payment of any such Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 7.1(a) or Section 7.1(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the Prime Rate as published in The Wall Street Journal for each day until paid.
ARTICLE VIII
TERMINATION
8.1    Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:
(a)    the Parties may terminate this Agreement by mutual written consent;
(b)    the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.1(a) or 5.1(b) not to be satisfied and (ii) is not cured within 30 days following delivery by the Buyer to the Seller of written notice of such breach;

(c)    the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied and (ii) is not cured within 30 days following delivery by the Seller to the Buyer of written notice of such breach;
(d)    the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before December 1, 2018 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results exclusively or primarily from a material breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); and
(e)    the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before December 1, 2018 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results exclusively or primarily from a material breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement).
8.2    Effect of Termination. If any Party terminates this Agreement under Section 8.1, all obligations of the Parties under this Agreement shall terminate without any liability of any Party to the other Parties; provided, however, (a) the termination of this Agreement shall not relieve any Party for (i) any intentional breach by such Party prior to the termination of this Agreement of any covenant or agreement contained in this Agreement, and (b) the obligations of the Parties set forth in ARTICLE VIII, ARTICLE XII and the Confidentiality Agreement shall survive any termination of this Agreement and shall be enforceable under this Agreement or the Confidentiality Agreement.
ARTICLE IX
INTENTIONALLY OMITTED

ARTICLE X
OTHER POST-CLOSING COVENANTS
10.1    Proprietary Information.
(a)    From and after the Closing and until the third anniversary of the termination or expiration of the MSA, the Seller and its Affiliates shall not disclose or make use of any information relating to the Business or the Acquired Assets that is not generally known by, nor easily learned or determined by, Persons outside the Business (collectively referred to as “Proprietary Information”) including, but not limited to: (i) specifications, manuals, software in various stages of development, and other technical data; (ii) details of agreements and communications with customers and prospects, and other customer-related information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies; (iv) sales proposals, demonstrations systems, sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that the Seller can demonstrate (A) is generally available to the public (other than as a result of a disclosure by the Seller or any of its Affiliates), (B) was disclosed to the Seller by a third party under no obligation to keep such information confidential, or (C) was independently developed by the Seller or its Affiliates without reference to Proprietary Information. The Seller shall have no obligation to keep confidential any of the Proprietary Information to the extent disclosure thereof is required by Law; provided, however, that in the event disclosure is required by Law, to the extent legally permissible the Seller and its Affiliates shall use best efforts to provide the Buyer with prompt advance notice of such requirement so that the Buyer may seek an appropriate protective order.
(b)    The Seller agrees that the remedy at Law for any breach of this Section 10.1 would be inadequate and that the Buyer shall be entitled to seek injunctive relief, without the requirement of posting any bond or other security, in addition to any other remedy it may have upon breach of any provision of this Section 10.1.
10.2    Retention of Records. Except as may otherwise be required by Law or agreed to in writing by the Parties, Seller shall use commercially reasonable efforts to preserve, until six years after the Closing Date, all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information relating to the Business in its possession or control prior to the Closing and not transferred to the Buyer pursuant to this Agreement.
10.3    Employees. The Seller agrees, upon the Buyer’s reasonable request, to facilitate discussions between the Buyer and any Business Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Closing Date (as may be offered by the Buyer in its sole discretion). The Seller shall provide reasonable assistance to the Buyer in connection with (a) any employment offers made by the Buyer to any Business Employees and (b) such actions as may be required to transition the employment of any such Business Employees to the Buyer in connection with the Closing. Prior to the Closing Date, any interaction between the Buyer and any Business Employees shall be coordinated by the Seller.
10.4    Insurance. The Seller shall provide reasonable cooperation to the Buyer in order to afford the Buyer the right to receive payment under any insurance policies of the Seller and its Subsidiaries covering the Business or the Acquired Assets prior to the Closing for any such claim or loss covered by such policies that relates to any of the Acquired Assets or constitutes an Assumed Liability. The Buyer shall promptly notify the Seller of the basis and amount of any insurance claim. Any rights of the Buyer to receive payment on any insurance claim shall be subject to any deductibles, self-insured retentions, retained amounts, retentions or exclusions and to the other terms of the applicable insurance policy. If requested by the Seller, the Buyer shall, as a condition to receiving payment on any insurance claim, make arrangements reasonably satisfactory to the Seller for the payment directly to the applicable insurance carrier of any amounts which are the responsibility of the Buyer in accordance with the immediately preceding sentence. This Section 10.4 shall not require the Seller to convert any “claims made” policy to an “occurrence based” policy and shall not obligate the Seller to maintain any insurance policy in effect such that it covers claims made or events occurring after the Closing.
10.5    Noncompetition. The Seller agrees that the Seller and its Subsidiaries shall not, during the Term (as defined in the MSA) of the MSA, directly or indirectly design, manufacture, market, or sell any MLPEs (other than Products) for use in the grid-tied U.S. residential market; provided, however, that (i) in the event of termination of the MSA by either Party, or upon either Party’s decision to not renew any Term under the MSA, the Seller may, up to 6 months prior to the effective date of the termination or non-renewal of the MSA, begin transition planning activities with an alternative MLPE supplier without being in violation of this Section 10.5; provided that such activities do not involve the commercial use or sale of Third Party products; and (ii) this Section 10.5 shall not prohibit or otherwise restrict or limit any action or activity expressly permitted to be taken by the Seller and its Subsidiaries pursuant to the terms of the MSA or any amendment, waiver or consent thereto.
ARTICLE XI
DEFINITIONS
For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
“Abbreviated Financial Information” shall have the meaning set forth in Section 4.3(d).
“AC Cable” means an alternating current (AC) Cable that connects one MLPE to another MLPE.
“Acquired Assets” shall have the meaning set forth in Section 1.1(a).
“Acquisition or Other Transaction” shall mean any transaction involving: (a) the sale, license, disposition or acquisition of 10% or more of the assets of the Business, or any exclusive license of any assets of the Business; (b) any merger, sale of stock or other business combination involving the Business (other than the sale of the Seller or its business substantially in its entirety); or (c) any transaction involving any license, partnership, joint venture or other contract pertaining or relating the material subject matter of the MSA.
“Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Exchange Act.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.
“Agreement” shall have the meaning set forth in the Preliminary Statement of this Agreement.
“Ancillary Agreements” shall mean the MSA, the Stockholder’s Agreement and any other agreements and instruments required to be delivered under Section 1.3 of this Agreement.
“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any Laws of similar effect, including any domestic or foreign Laws that relate to commercial bribery.
“Asset Lease Agreement” shall mean the Asset Lease Agreement to be entered into by the Seller and the Buyer at Closing, in such form and substance reasonably acceptable to the Seller and the Buyer and providing for Seller’s right to use, at no cost, equipment in connection with the Seller’s return materials authorization requirements for Products sold by the Seller prior to the Closing Date.
“Assigned Contracts” shall mean the rights under all contracts or agreements to which the Seller is party and primarily relating to the Business (excluding the Leases), listed specifically in the Disclosure Schedule.
“Assumed Liabilities” shall mean only the following Liabilities of the Seller, in each case to the extent primarily relating to the Business:
(a)    all Liabilities under the Assigned Contracts solely to the extent any such Liabilities arise after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Seller or any of its Affiliates at or prior to the Closing Date;
(b)    all Liabilities in respect of the Business incurred by the Buyer on and after the Closing Date;
(c)    all Liabilities listed on Schedule 1.1(c); and
(d)    all Liabilities for any Taxes for which the Buyer is liable under ARTICLE VII.
“Business” shall mean the business operations and activities undertaken by the Seller and its Subsidiaries, as conducted as of and prior to the Closing Date, relating to the specification, manufacturing, development, licensing and supply to Seller of any Products.
“Business Benefit Plans” shall mean any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Seller for the Business. Business Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in San Francisco, California are permitted or required by Law, executive order or governmental decree to remain closed.
“Business Employees” shall mean the employees of the Seller and its Subsidiaries who are primarily engaged in the Business as of the date of this Agreement.
“Business Material Adverse Effect” shall mean any event, fact, condition, change, effect or circumstance that is or would reasonably be expected to be materially adverse to (a) the business, condition (financial or otherwise) or results of operations of the Business or to the Acquired Assets, in each case, taken as a whole, or (b) the ability of the Seller to consummate the transactions contemplated by this Agreement; provided, however, that in determining whether a Business Material Adverse Effect has occurred or will occur under clause (a) above, none of the following shall be taken into account: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) the announcement or pendency of the transactions contemplated by this Agreement; or (vi) any natural disasters, epidemics or pandemics, except to the extent in clauses (i), (ii) and (iii) such changes, circumstances, events or effects referred to in such clauses have a materially disproportionate impact on the Business or the Acquired Assets relative to the industry in which the Business competes, as a whole.
“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injection against, the Buyer) of Section 5.2 is satisfied.
“Buyer Common Stock” shall mean the Buyer’s common stock, par value $0.00001 per share.
“Buyer Fundamental Representations” shall mean the representations and warranties of the Buyer set forth in Sections 3.1, 3.2, and 3.4.
“Buyer Indemnified Party” and “Buyer Indemnified Parties” shall have the meaning set forth in Section 6.1.

“Buyer Material Adverse Effect” shall mean any event, fact, condition, change, effect or circumstance that is or would reasonably be expected to be materially adverse to (a) the business, condition (financial or otherwise) or results of operations of the business of the Buyer, taken as a whole, or (b) the ability of the Buyer to consummate the transactions contemplated by this Agreement; provided, however, that in determining whether a Buyer Material Adverse Effect has occurred or will occur under clause (a) above, none of the following shall be taken into account: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) the announcement or pendency of the transactions contemplated by this Agreement; or (vi) any natural disasters, epidemics or pandemics, except to the extent in clauses (i), (ii) and (iii) such changes, circumstances, events or effects referred to in such clauses have a materially disproportionate impact on the business of the Buyer relative to the industry in which the Buyer competes, as a whole.
“Cap” shall have the meaning set forth in Section 6.5(a)(ii).
“Claim Notice” shall mean a written notice which contains (i) a description and the Claimed Amount of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
“Claimed Amount” shall mean the amount of any Damages claimed by an Indemnified Party.
“Closing” shall mean the closing of the transactions contemplated by this Agreement.
“Closing Date” shall mean the third Business Day after the satisfaction or waiver of all conditions to the Parties’ obligations to consummate the Closing under this Agreement (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of those Closing conditions) or another date as mutually agreed by the Buyer and Seller on which the conditions to the obligations of the Parties to consummate the Closing have been satisfied or waived.
“Closing Shares” shall mean 7,500,000 shares of Buyer Common Stock.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Commission” shall mean the U.S Securities and Exchange Commission.
“Confidentiality Agreement” shall mean the Non-Disclosure Agreement dated April 16, 2018, between the Buyer and the Seller.

“Damages” shall mean any and all Liabilities, monetary damages, losses, fines, fees, penalties, deficiencies, interest obligations, losses, costs and expenses (including amounts paid in settlement, interest, court costs, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation or other dispute resolution procedures).
“Deductible” shall have the meaning set forth in Section 6.5(a)(i).
“Designated Contracts” shall mean each contract and agreement listed in Section 2.14 of the Disclosure Schedule.
“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Assets” shall mean:
(a)    all cash and cash equivalents, bank accounts and securities of the Seller;
(b)    all accounts or notes receivable of the Business;
(c)    all contracts to which the Seller is party that are not Assigned Contracts;
(d)    all Intellectual Property owned or licensed by the Seller other than Seller Intellectual Property constituting an Acquired Asset as listed in Schedule 1.1(a)(i);
(e)    all assets, properties and rights used by the Seller in its businesses other than the Business including as set forth in Schedule 1.1(b);
(f)    all rights to insurance claims, related refunds and proceeds arising from or related to the Excluded Assets and Excluded Liabilities;
(g)    all rights which accrue or will accrue to the benefit of the Seller under this Agreement or the Ancillary Agreements (including all rights to the Closing Shares and any cash payable to the Seller under this Agreement);
(h)    all rights relating to refunds or recoupment of Taxes relating to all periods ending on or prior to the Closing, determined in accordance with Section 7.2, including rights under any related legal or administrative proceedings, whether or not yet commenced;
(i)    all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing relating to the items set forth above or to any Excluded Liabilities; and
(j)    all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials related exclusively or primarily to any Excluded Assets or Excluded Liabilities.

“Excluded Liabilities” shall mean all Liabilities of the Seller or any of its Subsidiaries (or any predecessor of the Seller or any of its Subsidiaries or any prior owner of all or part of its respective businesses or assets) of whatever nature, whether presently in existence or later arising, other than the Assumed Liabilities, including the following:
(a)    all Liabilities relating to the use or ownership of the Acquired Assets or the operation of the Business (including with respect to any Taxes), in each case, prior to the Closing Date;
(b)    all Liabilities relating exclusively or primarily to the Excluded Assets;
(c)    all Liabilities for any Taxes (i) for which the Seller is liable under ARTICLE VII, (ii) relating to the Excluded Assets or the Excluded Liabilities and (iii) otherwise relating to the Business, the Acquired Assets (in respect of all periods prior to Closing), the Excluded Assets, the Assumed Liabilities (in respect of all Tax periods (or portions thereof) ending prior to the Closing Date);
(d)    all Liabilities under any warranty obligations or other Liabilities of the Seller (or any of its Affiliates) relating to the sale of Products, directly or indirectly, prior to the Closing;
(e)    all Liabilities of the Seller or any of its Affiliates (i) relating to any of its or its Affiliates’ current or former employees or contractors, other than, if applicable, any obligations expressly assumed by the Buyer under this Agreement with respect to the Business Employees from and after the Closing Date, (ii) which come due as a result of the transactions under this Agreement, including any retention or transaction bonuses or (iii) relating to stock option and other equity-based compensation plans of the Seller or any of its Affiliates;
(f)    all Liabilities of the Seller or any of its Affiliates under the agreements listed on Schedule 1.1(d);
(g)    all Liabilities of the Seller or any of its Affiliates under this Agreement and the Ancillary Agreements; and
(h)    all Liabilities of the Seller or any of its Affiliates for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (including any fees for financial advisors engaged by or on behalf of the Seller or any of its Affiliates).
“Export Control Laws” shall mean, collectively, all Laws relating to United States export control or related economic sanctions, including the Arms Export Control Act (22 U.S.C. § 2278), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Part 120 et seq.), the Export Administration Regulations (15 C.F.R. Part 730 et seq.), and associated executive orders, the Laws, restrictions and sanctions implemented by the Office of Foreign Assets Controls, United States Department of Treasury, and any other applicable U.S. export control and economic sanctions Laws.

“FAR” means the Federal Acquisition Regulation and any applicable agency supplement, whether incorporated explicitly, by reference or by operation of Law, where and as applicable (including the Department of Defense Supplement to the FAR, as amended).
“Financial Information” shall have the meaning set forth in Section 4.3(d).
“First Cash Payment” shall mean $15,000,000.
“GAAP” shall mean United States generally accepted accounting principles as in effect as of the date of this Agreement.
“Government Bid” means any offer, bid, quotation or proposal to sell products or services made or provided by the Seller that, if accepted or awarded, could lead to a Government Contract and that relates to the Business or the Acquired Assets.
“Government Contract” shall mean any Designated Contract, including an individual task order, delivery order, purchase order, or blanket purchase agreement between the Seller and any Governmental Entity, as well as any prime contract, subcontract, teaming agreement, joint venture, basic ordering agreement, pricing agreement, letter contract or other contractual commitment of any kind by which (i) the Seller has agreed to provide goods or services to a prime contractor, to a Governmental Entity or to a higher-tier subcontractor or (ii) a subcontractor, vendor or other affiliate has agreed to provide goods or services to the Seller, where, in either event, such goods or services ultimately will be provided to a Governmental Entity. Any Designated Contracts or agreements entered into by the Seller with any Governmental Entity or any person pursuant to 10 U.S.C. § 2371b, authorizing prototype projects by the U.S. Department of Defense, are Government Contracts. A task order, delivery order, purchase order, change order or work order under a Government Contract will not constitute a separate Government Contract but will be part of the Government Contract to which it relates.
“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
“Governmental Filings” shall mean all registrations, filings and notices with or to Governmental Entities.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Import Laws” shall mean, collectively, the Laws relating to United States imports and customs, including the customs regulations administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security; the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce; and regulations with regard to permanent import of defense articles administered by the Bureau of Alcohol, Tobacco, Firearms, and Explosives of the U.S. Department of Justice and temporary import of defense articles administered by the Directorate of Defense Trade Controls at the Department of State.

“Indemnified Party” shall mean the Party entitled to indemnification under ARTICLE VI of this Agreement.
“Indemnifying Party” shall mean the Party from whom indemnification is sought by the Indemnified Party.
“Infringing” shall have the meaning set forth in Section 2.12(m).
“Intellectual Property” shall mean any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the above, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the above (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the above (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) Trade Secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) all other intellectual or industrial property and proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the above).
“Intellectual Property License” shall mean the Intellectual Property License Agreement to be entered into by the Seller and the Buyer at Closing, whereby Buyer grants Seller a perpetual, non-terminable, irrevocable, non-exclusive, non-transferable, fully paid up, royalty free, worldwide license, with no duty to account, to all the Seller Intellectual Property set forth in Schedule 1.1(a)(i) transferred from Seller to Buyer as part of the Acquired Assets, and otherwise in such form and substance reasonably acceptable to the Seller and the Buyer.
“Intellectual Property Rights” shall mean all past and present rights in any Intellectual Property, whether registered or unregistered, which may exist under the Laws of any jurisdiction.

“Law” shall mean any U.S. federal, state or local or foreign law, statute, ordinance, regulation, rule, code, order, promulgation, constitution, treaty, common law, judgment, decree, order, other requirement or rule of law of any Governmental Entity.
“Lease” shall have the meaning given to it in Section 2.11.
“Leased Real Property” shall have the meaning given to it in Section 2.11.
“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown.
“Liens” shall mean any mortgage, pledge, security interest, encumbrance, pledge, charge, Tax lien, other lien or other adverse claim of any kind (in all cases whether arising by contract or by operation of Law).
“Microinverter” means a device used in connection with a photovoltaic module that converts direct current (DC) power generated by a single photovoltaic solar module to alternating current (AC).
“Module-Level Power Electronics” or “MLPE” means Microinverters, DC power optimizers and any similar devices designed for installation on, adjacent to or integrated with each module in a photovoltaic system for the purpose of facilitating the conversion from DC to AC power.
“MSA” shall mean the Master Supply Agreement among the Buyer, the Seller and the other parties thereto, in substantially the form attached as Exhibit D.
“NASDAQ” shall mean The NASDAQ Stock Market, LLC.
“Neutral Accountant” shall have the meaning set forth in Section 1.2(c).
“Open Source Software” shall mean any software that is distributed as “open source software” (as such software has been defined by the Open Source Initiative) (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.
“Parties” shall have the meaning set forth in the first paragraph of this Agreement.
“Permits” shall mean all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights from any Governmental Entity relating to the Business or included in the Acquired Assets.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Products” shall means the following products sold or otherwise distributed by the Buyer: (a) MLPE, (b) AC Cables for such MLPEs, (c) embedded or attached Products Software and (d) semiconductor chips.
“Products Software” shall mean, with respect to the Products, any computer program, operating system, database, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the above and any derivations, updates, enhancements and customization of any of the above, processes, know-how, operating procedures, methods and all other technology embodied with the above, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation, including comments and annotations, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Proprietary Information” shall have the meaning set forth in Section 10.1(a).
“Purchase Price” shall mean the sum of (i) the First Cash Payment, (ii) the Second Cash Payment and (iii) the Closing Shares multiplied by the closing price of the Buyer Common Stock on the Closing Date.
“Qualification Conditions” shall mean (i) the Parties’ mutual confirmation (acting reasonably) of (a) qualification of the IQ7XS inverter achieved in accordance with Exhibit J of the MSA; (b) completion of pre-certification tests of the PVS6, using the PVS6 Components listed in Exhibit B of the MSA, and scheduling of shipment of the unit to UL for certification testing; and (c) successful commissioning of five alpha sites based on the PVS6 and IQ7XS microinverters.
“SEC Reports” shall have the meaning set forth in Section 3.7.
“SEC Request” shall have the meaning set forth in Section 4.3(d).
“Second Cash Payment” shall mean $10,000,000.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller” shall have the meaning set forth in the first paragraph of this Agreement.
“Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, the Seller) of Section 5.1 is satisfied.

“Seller Fundamental Representations” shall mean the representations and warranties of the Seller set forth in Sections 2.1, 2.2, and 2.23.
“Seller Indemnified Party” and “Seller Indemnified Parties” shall have the meaning set forth in Section 6.2.
“Seller Intellectual Property” shall mean all Technology and Intellectual Property Rights owned by or licensed to the Seller or its Affiliates that is incorporated in or otherwise primarily related to the design, development, manufacturing, commercialization, distribution and support of the Products (as previously constituted, as currently constituted and as presently contemplated to be constituted) or otherwise relating to the Business (as previously conducted by the Seller and any predecessors, as currently conducted by the Seller and as presently contemplated to be conducted by the Seller).
“Seller Leased Facilities” shall mean the leasehold interests to the facilities covered by the Leases.
“Seller Licensed Intellectual Property” shall mean all Technology and Intellectual Property Rights owned by the Seller or its Affiliates that are used in the Business or for the design, development, manufacturing, commercialization, distribution and support of the Products but are not incorporated in the Products and are not primarily related to the design, development, manufacturing, commercialization, distribution and support of the Products.
“Seller Proprietary Software” shall mean any Software owned or purported to be owned by the Seller or its Affiliates that is incorporated in the Products or is otherwise primarily related to the design, development, manufacturing, commercialization, distribution and support of the Products or otherwise relating to the Business.
“Specified Seller Representations” shall mean the representations and warranties of the Seller set forth in Sections 2.9, 2.12 and 2.13.
“Sublease Agreement” shall mean an agreement for the sublease of the Seller facility located at 9229 Waterford Center Blvd., Suite 110, Austin, TX 78758 and providing the Buyer access to such facilities for no charge, such agreement in form and substance reasonably acceptable to the Seller and the Buyer.
“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary of the Seller) holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity, including all indirect Subsidiaries of Seller.
“Tax Audit” shall mean any audit or examination of Taxes by any Taxing Authority.
“Tax Returns” shall mean all reports, returns, declarations, statements, forms or other information required to be supplied to a Taxing Authority in connection with Taxes.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States or any state, local or non-U.S. government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof (whether disputed or not), and shall include (i) any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group (including pursuant to Section 1.1502-6 of the Treasury Regulations or comparable provisions of state, local or non-U.S. tax law), (ii) any liability for such amounts under a tax sharing, allocation or similar agreement, and (iii) any liability for such amounts as a transferee or successor, by contract or otherwise.
“Taxing Authority” shall mean any applicable Governmental Entity responsible for the imposition of Taxes.
“Technology” shall mean, with respect to any Products, any algorithms, APIs, databases, data collections, diagrams, mask works, methods and processes, know-how, Patents, Trade Secrets, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software, techniques, interfaces, verification tools, works of authorship, technical documentation, designs, bills of material, build instructions, test reports, routines, formulae, test vectors, IP cores, net lists, photomasks, lab notebooks, processes, prototypes, samples, studies, in each case whether or not embodied in any tangible form.
“Third Party” shall mean any party other than either of the Parties and their Affiliates.
“Third Party Claim” shall have the meaning set forth in Section 6.3(a).
“Third Party Claim Notice” shall have the meaning set forth in Section 6.3(a).
“Third Party Consents” shall mean all waivers, permits, consents, approvals or other authorizations from Governmental Entities and other third parties.
“Third Party Intellectual Property” shall mean all Technology and Intellectual Property Rights owned by Third Parties, including Third Party Software, that is either (A) licensed, offered or provided to the Seller or its Affiliates as part of or in conjunction with any Products, or (B) otherwise used by the Seller or its Affiliates in connection with the Business.
“Third Party Software” shall mean all Software owned by third parties that is either (A) licensed, offered or provided to the Seller or its Affiliates as part of or in conjunction with any Products, or (B) otherwise used by the Seller or its Affiliates in connection with the Business, excluding generally commercially available, “off-the-shelf” or “shrink-wrapped” Software that is not redistributed with or used in the development or provision of the Products.
“Voting Commitment” shall have the meaning set forth in Section 2.27(c).
ARTICLE XII
MISCELLANEOUS
12.1    Press Releases and Announcements. Immediately after the execution and delivery of this Agreement, the Parties will issue a joint press release announcing the execution and delivery of this Agreement, substantially in the form previously delivered to and agreed to by the Seller and the Buyer. No Party shall issue (and each Party shall cause its Affiliates not to issue) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the Seller or Buyer, as applicable; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or stock exchange rule (in which case the disclosing Party shall advise the Seller or Buyer, as applicable, as promptly as possible, and the Seller or Buyer, as applicable, shall have the right to review such press release, announcement or other disclosure prior to its publication).
12.2    No Third Party Beneficiaries. Except for the rights of any indemnified parties arising under ARTICLE VI, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, to the extent specified in this Agreement, their respective Affiliates.
12.3    Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.
12.4    Entire Agreement. This Agreement (including the Ancillary Agreements and other documents referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Buyer, on the one hand, and the Seller, on the other hand. This Agreement and the Ancillary Agreements supersede any prior agreements or understandings among the Buyer, on the one hand, and the Seller, on the other hand, and any representations or statements made by the Seller or any of its Affiliates to the Buyer, whether written or oral, with respect to the subject matter of this Agreement or any Ancillary Agreement, other than the Confidentiality Agreement, and the Parties specifically disclaim reliance on any such prior representations or statements to the extent not embodied in this Agreement.
12.5    Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the Seller (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by the Seller), which written approval shall not be unreasonably withheld or delayed. This Agreement, and all rights, interests and obligations under this Agreement, may be assigned without such consent (i) to a wholly-owned subsidiary of the Buyer so long as Buyer remains liable, (ii) to any entity that acquires substantially all of the Buyer’s business or assets so long as the acquirer assumes all of the Buyer’s obligations under this Agreement or (iii) as collateral under any security interest in the Buyer’s assets.
12.6    Notices. All notices and communications under this Agreement shall be in writing and shall be deemed to have been duly given and made (a) when served by personal delivery upon the Party for whom it is intended, (b) one Business Day after deposited for delivery prepaid with a nationally recognized overnight courier service, or (c) on the date sent by e-mail (with confirmation of receipt, such as by the “return receipt requested” function, as available, express email response or other express written acknowledgment) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Notices and communications and confirmations to the Parties shall be sent to the addresses set forth below, unless another address has been specified in writing by such Party in a notice delivered under this Section 12.6:

If to the Buyer: Enphase Energy, Inc. 1420 N. McDowell Blvd. Petaluma, CA 94954 Email: bkothandaraman@enphaseenergy.com Attention: Badrinarayanan Kothandaraman, President and Chief Executive Officer
Copy to:

Enphase Energy, Inc.
1420 N. McDowell Blvd.
Petaluma, CA 94954
Email: dquinlan@enphaseenergy.com
Attention: Denis Quinlan, General Counsel

and

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019-9710
Email: Michael.Penney@arnoldporter.com
Attention: Michael Penney

If to the Seller: SunPower Corporation 77 Rio Robles San Jose, CA 95134 Email: legalnoticesunpower@sunpower.com Attention: General Counsel	Copy to: Duane Morris LLP 865 S. Figueroa Street, Suite 3100 Los Angeles, CA 90017 Email: rwkadlec@duanemorris.com Attn: Robert W. Kadlec

12.7    Amendments and Waivers. The Parties may agree in writing to amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
12.8    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
12.9    Expenses. Except as otherwise specifically provided in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and other third party expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.
12.10    Specific Performance. Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party or Parties may be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.
12.11    Governing Law. This Agreement and any disputes under this Agreement shall be governed by and construed in accordance with the internal Laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California.
12.12    Submission to Jurisdiction; Venue. Each Party (a) submits to the exclusive jurisdiction and venue of any state or federal court sitting in San Francisco, California in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.6. Nothing in this Section 12.12, however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.
12.13    Construction.
(a)     The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(b)    Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
(c)    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(d)    Any reference in this Agreement to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.
(e)    All references to “$”, “Dollars” or “US$” refer to currency of the United States of America.
12.14    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS UNDER THIS AGREEMENT AND ANY ANCILLARY AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND ANY ANCILLARY AGREEMENT.
12.15    Incorporation of Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated in this Agreement by reference and made a part of this Agreement.
12.16    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or .pdf format shall be sufficient to bind the Parties to the terms of this Agreement.
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The Parties have executed this Agreement as of the date first above written.

SUNPOWER CORPORATION

By: /s/ Thomas H. Weaver
Name: Thomas H. Werner
Title: Chief Executive Officer

By: /s/ Norm Taffe
Name: Norm Taffe
Title: Executive Vice President, Products

ENPHASE ENERGY, INC.

By: /s/ Eric Branderiz
Name: Eric Branderiz
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]